Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10(F)

                            PERRIGO SUPPLY AGREEMENT

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I - DEFINITIONS..................................................     4

Article II - CONFIDENTIALITY.............................................     7
   2.1   Confidentiality.................................................     7

Article III - SUPPLY OF FINISHED PRODUCT.................................     7
   3.1   Supply..........................................................     7
   3.2   Regulatory Approval.............................................     7
   3.3   Repackaging.....................................................     7
   3.4   Sales by Purchaser..............................................     7
   3.5   Brand Name for [c.i.]...........................................     8

Article IV - MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS.............     8
   4.1   Forecast........................................................     8
   4.2   Purchase Orders.................................................     8
   4.3   Purchaser's Modification or Cancellation........................     8

Article V - TESTING INSPECTION.........................................       8
   5.1   Records.........................................................     8
   5.2   Certificate of Analysis.........................................     9
   5.3   Perrigo Testing.................................................     9
   5.4   Purchaser Testing...............................................     9
   5.5   Rejection.......................................................     9
   5.6   Claims..........................................................     9

Article VI - PRICES AND TERMS OF SALE....................................     9
   6.1   Price...........................................................     9
   6.2   Invoice.........................................................    10
   6.3   Inconsistent Terms..............................................    10
   6.4   Taxes...........................................................    10
   6.5   Collection Costs and Interest...................................    10

Article VII - ROYALTIES..................................................    10
   7.1   Amount of Royalty...............................................    10
   7.2   Intercompany Sales..............................................    10
   7.3   Royalties on Sales for Non-monetary Consideration...............    10
   7.4   Currency........................................................    10

Article VIII - WARRANTIES................................................    11
   8.1   Perrigo Warranties..............................................    11
   8.2   Purchaser Warranties............................................    11
   8.3   Recalls.........................................................    11

Article IX - INDEMNIFICATION.............................................    11
   9.1   Indemnity by Purchaser..........................................    11
   9.2   Indemnity by Perrigo............................................    11
   9.3   Cooperation.....................................................    12

Article X - TERM AND TERMINATION.........................................    12
   10.1  Term............................................................    12
   10.2  Termination.....................................................    12
   10.3  Duties Upon Termination.........................................    12
   10.4  Continuing Obligations..........................................    13

Article XI - MISCELLANEOUS...............................................    13
   11.1  Governing Law...................................................    13
   11.2  Export of Finished Product......................................    13
   11.3  Notices.........................................................    13
   11.4  Partial Invalidity..............................................    13
   11.5  Entire Agreement................................................    13
   11.6  Assignability...................................................    14
   11.7  Successors and Permitted Assigns................................    14
   11.8  Excused Non-Performance.........................................    14
   11.9  Announcements...................................................    14
   11.10 Trademarks......................................................    14

                                                                   EXHIBIT 10(F)

                                SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (this "Agreement") made as of the 21st day of October, 2005 (the "Effective Date"), by and between L. Perrigo Company ("Perrigo"), having its principal offices at 515 Eastern Avenue, Allegan, Michigan 49010 USA and Sirius Laboratories, Inc ("Purchaser"), having its principal office at 100 Fairway Drive, Suite 130, Vernon Hills, Illinois 60061.

                                    RECITALS

     1. Perrigo and the Purchaser are each engaged in the business of manufacturing, marketing and selling various pharmaceutical products.

     2. Perrigo and the Purchaser desire to enter into this Agreement to set forth the terms and conditions of purchase and sale of Finished Products (defined below) that Perrigo will manufacture and sell to the Purchaser and the Purchaser will purchase from Perrigo.

     3. Purchaser desires [c.i.] the Finished Product from Perrigo [c.i.] (defined below) and desires to sell such [c.i.] to Third Parties.

     4. Purchaser desires that Perrigo be the exclusive third party manufacturer of the requirements of Finished Product to be incorporated into [c.i.] to Purchaser and its Affiliated Companies, and Perrigo desires to be the exclusive third party supplier to Purchaser and its Affiliates of their requirements for Finished Product to be included in [c.i.].

     5. Purchaser and its Affiliated Companies desire that Purchaser be granted exclusive rights to purchase Finished Product to be incorporated into [c.i.] for resale to third parties and Perrigo desires to grant Purchaser exclusive rights to purchase Finished Product from Perrigo for to be incorporated into [c.i.] for resale to third parties.

     NOW, THEREFORE, IT IS AGREED between the parties as follows:

                             ARTICLE I - DEFINITIONS

     1.1 "The Act" shall mean the Federal Food, Drug, and Cosmetic Act, as it may be amended from time-to time, and regulations promulgated thereunder.

     1.2 "Affiliate" as applied to Perrigo or Purchaser shall mean any legal entity other than Perrigo or Purchaser, as the case may be, in whatever country, organized, controlling, controlled by or under common control with Perrigo or Purchaser. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least [c.i.], of the outstanding voting equity of the controlled entity (or other equity or ownership interest if such controlled entity is other than a corporation) or otherwise has the power to direct or cause the direction of the management of the controlled entity.

     1.3 [c.i.] means Purchaser's apparatus used for the purpose [c.i.] including but not limited to those contained in the Finished Product, [c.i.] of the human body.

     1.4 "Batch" shall mean [c.i.] Units.

     1.5 "cGMPs" shall mean all applicable current Good Manufacturing Practices promulgated by the FDA.

     1.6 "Contract Quarter" shall mean three (3) successive calendar months during the term of this Agreement commencing on January 1, April 1, July 1 and October 1. The first Contract Quarter shall commence on the Effective Date and expire on the day before the commencement of the next Contract Quarter.

     1.7 "Contract Year" shall mean a twelve (12) consecutive month period that
(a) for the First Contract Year, commences on the Effective Date and expires on the day prior to the anniversary of the Effective Date if such date is the last day of a Contract Quarter, or expires on the last day of the Contract Quarter in which the Effective Date falls; and (b) for every Contract Year after the First Contract Year, commences on the first day of the next Contract Quarter (the "Anniversary Date") and each succeeding Anniversary Date during the term of this Agreement.

     1.8 "Drug" shall mean the chemical compound commonly referred to as Clindamycin 1%.

     1.9 "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

     1.10 "Facility" shall mean Perrigo's processing site located in Bronx, New York, or such other Perrigo facility as agreed to by the parties.

     1.11 "Finished Product" shall mean [c.i.]

     1.12 [c.i.] means a [c.i.] designed and manufactured by Purchaser to be sold to third parties marketed for the for [c.i.] on the [c.i.] that contains a [c.i.].

     1.13 "Net Sales Value" means the gross invoiced sales for [c.i.] [c.i.] by Purchaser or its Affiliates or sub-licensees or its marketing partners, after deduction of the following amounts:

          (a) [c.i.], including [c.i.] to [c.i.] and excluding any [c.i.] in relation to [c.i.] [c.i.];

          (b) [c.i.] given or made for [c.i.] of previously sold [c.i.] [c.i.]; and

          (c) any [c.i.] (including any [c.i.] on the [c.i.] and [c.i.].

     1.14 "Marketing Quarter" shall mean three (3) successive calendar months during the term of this Agreement commencing on the first day of the month of the first commercial sale. The first Marketing Quarter shall commence on the earlier of (a) May 1, 2006; or (b) the first day of the month of the first commercial sale; and shall expire on the day before the commencement of the next Marketing Quarter.

     1.15 "Marketing Year" shall mean a twelve (12) consecutive month period that (a) for the first Marketing Year, commences on the first day of the first Marketing Quarter and expires on the day prior to the anniversary of the first Marketing Quarter; and (b) for every Marketing Year after the First Marketing Year, commences on the first day of the next Marketing Quarter (the "Anniversary Date") and each succeeding Anniversary Date during the term of this Agreement.

     1.16 "Processing" shall mean the manufacturing and packaging procedures to be undertaken by Perrigo for Purchaser in order to create Finished Product accordance with the Specifications. "Process", "Processing" and "Processed" shall have comparable meanings as the context requires.

     1.17 "Proprietary Information," unless otherwise agreed to in writing, includes all information or data first communicated from one party (the "Disclosing Party") to the other (the "Receiving Party"), whether in writing, orally, by observation or other sensory detection, including, without limitation, trade secrets, know-how, compilations, formulae, processes, business plans, requirements, timelines, formulations, technical information, new product information, methods of product delivery, development strategies, manufacturing capabilities, test procedures and results, product samples, specifications, material safety data sheets, marketing and business plans, as well as other scientific, clinical, commercial and other information, data or techniques considered confidential in nature. Proprietary Information shall not include information which:

          (a) at the time of disclosure, is properly in the public domain or thereafter properly becomes part of the public domain by publication or otherwise through no fault or act of the Receiving Party, it's Affiliates, employees or agents;

          (b) the Receiving Party can conclusively establish was properly in its possession prior to the time of the disclosure to it;

          (c) is independently made available to the Receiving Party in good faith by a third party who has not violated a confidential relationship with the Disclosing Party;

          (d) is independently developed by the Receiving Party, without use of the other party's information, data or materials, as evidenced by the Receiving Party's written records;

          (e) is required to be disclosed by legal process;

          (f) is information which is required to be included in patent applications filed hereunder or required to be provided to a government agency in order for Purchaser to obtain approvals to market the Finished Product or for Perrigo to make the Finished Product for Purchaser hereunder; provided, however, that no Proprietary Information of Purchaser or Perrigo will be disclosed in any such patent application or otherwise without the prior written consent of the other party; or

          (g) is information which is required to be disclosed to customers, users and prescribers of Finished Product or which is reasonably necessary to disclose in connection with the ethical marketing of Finished Product; provided, however, that no Proprietary Information of a party will be so disclosed without the prior written consent of the other party.

     The exclusions enumerated above shall not apply to any specific information merely because it is included in more general non-proprietary information nor to any specific combination of information merely because individual elements, but not the combination, are included in non-proprietary information.

     1.18 "Specifications" shall mean the final specifications for the Finished Product [c.i.], the written specifications for the product and package label mutually agreed to by the parties, as well as any revised specifications and/or additional specifications for the Finished Product implemented by Perrigo from time to time in writing.

     1.19 "Territory" means the United States of America, its territories and possessions.

     1.20 "Third Party" means any person, firm or corporate body other than [Purchaser], Perrigo, a Purchaser Affiliate or a Perrigo Affiliate.

     1.21 "Unit" means Finished Product retail packaged in a primary container consisting of [c.i.] with (a) Purchaser's logo; (b) Purchaser's graphics; and
(c) the phrase "Dist. By: Sirius Laboratories, Inc., Vernon Hills, IL 60061" in lieu of [c.i.]

                          ARTICLE II - CONFIDENTIALITY

     2.1 Confidentiality. In connection with the process and the business relationship contemplated by this Agreement, each party may disclose Proprietary Information to the other. Proprietary Information and know-how represent such party's valuable trade secrets and business assets. In consideration of the mutual benefits that each party will receive, the disclosure to each party of the Proprietary Information of the other and the mutual promises set forth in this Agreement, the parties agree that all Proprietary Information will be held in confidence for a period of [c.i.] and not used, disclosed to others or in any way exploited for the Receiving Party's own benefit or for any purpose without the Disclosing Party's prior written consent other than as permitted by this Agreement. A party receiving Proprietary Information will use such information only to carry out its obligations hereunder and will not use such information for its own benefit or for the benefit of others or in any way inconsistent with this Agreement. The parties also agree to restrict dissemination of Proprietary Information to those of their employees and agents who have an actual need to know, have been informed of the requirements of this Agreement and have a legal obligation to protect the confidentiality of such Proprietary Information. The parties further agree that all Proprietary Information disclosed by one party to the other remains the sole property of the Disclosing Party and neither party obtains any right or license of any kind (whether by implication or otherwise) to Proprietary Information so disclosed. Upon written request, the parties will promptly return all documents and copies referencing the other's Proprietary Information, except for one copy of written materials, which may be retained in the files of the Receiving Party's legal counsel. Each party hereby acknowledges that unauthorized disclosure or use of the Proprietary Information could cause irreparable harm and significant injury to the Disclosing Party, which may be difficult to ascertain. Accordingly, each party agrees that the Disclosing Party shall have the right to seek and obtain immediate injunctive relief from any breach of this Agreement, in addition to any other rights or remedies it may have.

                    ARTICLE III - SUPPLY OF FINISHED PRODUCT

     3.1 Supply. Purchaser will purchase exclusively from Perrigo, and Perrigo will be the exclusive, worldwide supplier to Purchaser for, all of Purchaser's and its Affiliates' requirements of Finished Product or Drug that is delivered [c.i.] for the term of this Agreement. Perrigo shall sell exclusively to Purchaser Finished Product for the limited purpose of being sold [c.i.] the Territory. Sales of Finished Product by Affiliates of Purchaser shall be deemed to be made by Purchaser for this purpose, and Perrigo may assign to its Affiliates, as appropriate, responsibilities for compliance or partial compliance with its responsibilities hereunder.

     3.2 Regulatory Approval. [c.i.] will be solely responsible for and will obtain all governmental approvals, permits and licenses necessary or desirable in connection with the testing, marketing, sale, advertising or distribution [c.i.] the Territory.

     3.3 Repackaging. [c.i.] warrants that the Finished Product may be [c.i.] for sale to Third Parties in accordance with FDA and GMP requirements without the need for additional regulatory filings with FDA. [c.i.] shall be solely responsible for [c.i.] and making certain that [c.i.] shall be done in full compliance with applicable GMPs.

     3.4 Sales by Purchaser. [c.i.] shall only sell Finished Product [c.i.] in the Territory and in full compliance with [c.i.]. [c.i.] warrants and covenants that the relabeling, distribution, advertising and promotion of Finished Product [c.i.] shall be in full compliance with FDA laws and regulations. [c.i.] shall provide [c.i.] samples [c.i.] for [c.i.] approval prior to [c.i.], such approval not to be unreasonably withheld. [c.i.] shall be solely responsible for the development and implementation of sales and marketing strategies [c.i.], including establishing the pricing [c.i.] (including, but not limited to, trade incentives, etc.).

     3.5 Brand Name for [c.i.]. [c.i.] shall be responsible and bear all costs and expenses for the brand name and artwork to be used in connection with the [c.i.] and the Finished Product to be sold [c.i.] and obtaining FDA and any other necessary regulatory approval related thereto. [c.i.] shall coordinate the approval of any such brand name with [c.i.] and [c.i.] shall have the ultimate right to approve or reject any brand name and artwork that [c.i.] proposes to use with the Finished Product. [c.i.] shall bear all costs associated with obsolete packaging components that result from any such changes to the packaging of the Finished Product.

          ARTICLE IV - MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

     4.1 Forecast. On or before the first (1st) day of each calendar month, beginning at least [c.i.] to the anticipated Commencement Date, Purchaser shall furnish to Perrigo a written [c.i.] rolling forecast of the quantities of Product that Purchaser intends to order from Perrigo during such period ("Rolling Forecast"). The [c.i.] of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein ("Firm Commitment") and the [c.i.] of the Rolling Forecast shall be non-binding, good faith estimates.

     4.2 Purchase Orders. Purchaser may only submit purchase orders for [c.i.]. On or before the first (1st) day of [c.i.], Purchaser shall submit a purchase order for the Firm Commitment portion of the Processing, which specifies the actual number of Batches of Finished Product to be Processed and the requested delivery dates for each Batch ("Purchase Order"). Purchaser shall submit each Purchase Order to Perrigo at least [c.i.] in advance of the delivery date requested in the Purchase Order. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, Perrigo shall use [c.i.] to supply Purchaser with quantities of Product which are in excess of the quantities specified in the Firm Commitment, subject to Perrigo's other supply commitments and manufacturing and equipment capacity.

     4.3 Purchaser's Modification or Cancellation.

          (a) Purchaser may modify the delivery date, Specifications or quantity of Product in such Purchase Order only by submitting a written change order ("Change Order") to Perrigo at least [c.i.] in advance of the earliest scheduled Processing Date for the Processing covered by the Change Order. Such Change Order shall be effective and binding against Perrigo only upon the written approval of Perrigo, and notwithstanding the foregoing, Purchaser shall remain responsible for the Firm Commitment portion of the Rolling Forecast.

          (b) If Purchaser fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Purchaser shall, within [c.i.] of receipt of invoice, pay to Perrigo the price for all Units that would have been Processed if Purchaser had placed Purchase Orders sufficient to satisfy the Firm Commitment.

                         ARTICLE V - TESTING INSPECTION

     5.1 Records. Before, during and after Processing of each Batch hereunder, Perrigo shall, with respect to such Processing: (i) record and keep on file all Batch record documentation, as well as samples of materials supplied by Purchaser or Perrigo and used in Processing Drug into Finished Product; (ii) monitor, record and retain documentation of the Processing conditions and environment; and (iii) keep such records for such periods of time as are required in the Specifications, cGMPs and any other legal requirements.

     5.2 Certificate of Analysis. Within [c.i.] following the date of Perrigo Quality Control release of a Batch, Perrigo shall supply Purchaser with an analytical report (Certificate of Analysis) prepared in conformance with the cGMPs.

     5.3 Perrigo Testing. Perrigo shall conduct all FDA-required testing of raw materials, packaging materials, bulk products, and Finished Product, including but not limited to validation, release and stability testing that are required by [c.i.] the Finished Product.

     5.4 Purchaser Testing. Following Purchaser's receipt of Finished Product, Purchaser may test samples of each Batch of Finished Product to confirm that all the applicable standards and requirements contained in the Specifications have been met. Purchaser may reject such Finished Product by giving oral notice of rejection to Perrigo within [c.i.] following Purchaser's receipt of each Batch of Finished Product. Such notice shall be promptly confirmed by Purchaser in writing to Perrigo, such confirmation to be received no later than [c.i.] after such oral notice.

     5.5 Rejection. If Purchaser rejects any Batch of Finished Product, Purchaser shall issue a purchase order for a replacement Batch to be delivered by Perrigo [c.i.]. If, after [c.i.] of analysis and [c.i.], the parties have failed to agree that such rejection was justified, or if justified, the root basis for the rejection, then the parties shall employ a mutually agreed upon independent laboratory to resolve the matter. Such independent laboratory shall test samples of Finished Product and review records and test data previously developed by the parties relating to the Finished Product, to ascertain whether the Finished Product was actually off-Specification and/or the root basis for the alleged failure of such Finished Product to meet the Specifications. The findings of such independent laboratory shall be binding on both parties. If the Finished Product is found to be within Specifications, or the reason that the Finished Product was found to be off-Specification was the result of Purchaser's negligence, [c.i.] of the tests and, for the purposes of paying Perrigo, shall be deemed to have accepted the Batch in question. If Finished Product was found to be off-Specification as a result of Processing or was otherwise the result of Perrigo's negligence or failure to comply with cGMPs or failure to comply with all Specifications, [c.i.] of the tests.

     5.6 Claims.. In the event that there are clerical errors or other claims involving Products, discovered after completion of a sale of Products, the party discovering the error shall immediately notify the other party. The parties agree that any claim or action arising out of or related to Products or to any sale transaction between Perrigo and Purchaser, will be brought within [c.i.] after the cause of action has accrued or be deemed waived. All claims must be supported by adequate documentation, which must be supplied with the claim. Failure to provide such documentation will result in denial of the claim.

                      ARTICLE VI - PRICES AND TERMS OF SALE

     6.1 Price.

          (a) Prices for Processing by Perrigo are set forth in Exhibit A.

          (b) Processing prices are subject to adjustment by Perrigo [c.i.] provided Perrigo provides Purchaser at least [c.i.] notice prior to such adjustment.

          (c) Upon mutual written agreement of the parties, Processing price adjustments to Purchaser may be further increased or decreased [c.i.] any Contract Year for each succeeding Contract Year at least [c.i.] prior to such succeeding Contract Year due to [c.i.] or [c.i.] which shall be passed on to Purchaser on [c.i.] beginning on the first day of each Contract Year.

     6.2 Invoice. Purchaser's payments to Perrigo shall be due [c.i.] following Purchaser's receipt of Perrigo's invoice, which shall be dated and issued any time after Perrigo has tendered to Purchaser the Finished Product to which the invoice charges apply.

     6.3 Inconsistent Terms. Purchase orders and invoices issued pursuant to this Agreement and any other directions or instructions issued by either Purchaser or Perrigo shall be consistent with this Agreement, and any additional terms or conditions stated in any such purchase orders, invoices or other directions or instructions shall not be binding upon the parties hereto unless separately agreed to by the receiving party in writing. In the event of an inconsistency between any such purchase orders, invoices or other directions or instructions and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

     6.4 Taxes. Prices quoted [c.i.] taxes. Purchaser shall pay to Perrigo, in addition to the purchase price, the amount of all [c.i.] which Perrigo [c.i.] in connection with furnishing Products to Purchaser.

     6.5 Collection Costs and Interest. In the event of Purchaser's default, Purchaser agrees to [c.i.] in the collection of past due amounts owed by Purchaser. Purchaser also agrees [c.i.], from the due date, [c.i.] per month or the [c.i.].

                             ARTICLE VII - ROYALTIES

     7.1 Amount of Royalty. In consideration of the license granted by Perrigo to Purchaser, Purchaser shall pay to Perrigo a royalty (the "Royalty") equal to the greater of: (a) [c.i.] percent ([c.i.]) of the Net Sales Value of Finished Product; or (b) US[c.i.] per Unit. In addition, during each Marketing Year, Purchaser shall pay to Perrigo an annual minimum royalty of US $250,000 (Minimum Royalty shall be renegotiated in the event the parties desire to renew the Agreement or extend the Agreement beyond the Initial Term). If Purchaser does not purchase enough Units of Finished Product during any Marketing Year to pay [c.i.], within [c.i.] after the end of such Marketing Year, Purchaser shall [c.i.] between (x) [c.i.] and (y) the [c.i.] Royalty payments by Purchaser to Perrigo for the Product during the just-concluded Marketing Year.

     7.2 Intercompany Sales. Sales of Product between Purchaser and its Affiliates shall be disregarded for the purposes of calculating royalties, and in such cases royalties shall be payable only upon subsequent sales by the relevant Purchaser Affiliate to a Third Party.

     7.3 Royalties on Sales for Non-monetary Consideration. Subject to Section 7.2, if any Finished Product are sold or disposed of by Purchaser and/or its Affiliates otherwise than in a bona fide arm's length sale exclusively for money, then the Net Sales Value of such products shall be at [c.i.]

     7.4 Currency. Payment of the royalties due from Purchaser hereunder shall be [c.i.] as Perrigo shall elect to a bank account nominated in writing by Perrigo. [c.i.] shall be made at the [c.i.] ruling on the last business day of the Contract Quarter in respect of which the payment is due. The rate will be the spot rate as published in the Financial Times.

                            ARTICLE VIII - WARRANTIES

     8.1 Perrigo Warranties. Perrigo warrants that Products it sells to Purchaser under this Agreement will, at the time of shipment, be manufactured and packaged in compliance with the applicable requirements of the Federal Food, Drug, and Cosmetic Act ("FFDCA") and not be adulterated or misbranded within the meaning of the FFDCA; provided, however, Perrigo does not warrant against any Products becoming adulterated or misbranded within the meaning of the FFDCA after shipment to Purchaser by reason of causes beyond Perrigo's control. Perrigo warrants that the goods sold hereunder shall be of Perrigo's standard quality. Perrigo cannot be liable for damages resulting from any express warranty unauthorized by Perrigo, bodily injury or chemical change in the form of the product, or its use other than is specifically indicated in the product's package insert. Liability of Perrigo to Purchaser for breach of contract, negligence, or otherwise, shall not [c.i.] with respect to which any damages are claimed. [c.i.]

     8.2 Purchaser Warranties. Purchaser warrants that: (a) it has, and shall have, good, complete and valid rights to utilize [c.i.] as contemplated by this Agreement; (b) there are [c.i.], Finished Product or [c.i.] which would be [c.i.] by Perrigo's performance of the Agreement and, to its knowledge, [c.i.] or other proprietary rights of others [c.i.], Finished Product or [c.i.] which would be [c.i.] by Perrigo's performance of this Agreement; (b) the Finished Product may be [c.i.] for sale to Third Parties in accordance with FDA and GMP requirements [c.i.] with FDA; (c) the [c.i.], distribution, advertising and promotion of Finished Product [c.i.] shall be in full compliance with FDA laws and regulations; and (d) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to grant the exclusive rights set forth in Section 3.1 hereof and to perform its obligations hereunder.

     8.3 Recalls. Any decision to recall, withdraw or take a similar action with respect to a Finished Product will be made by [c.i.]. If any recall, withdrawal, or similar action with respect to a Finished Product results from the failure of Finished Products sold by Perrigo to Purchaser to comply with the Product Warranties then [c.i.]. If any recall results from [c.i.] or any other reason, then [c.i.]. In the event that such recall results from the joint negligence of Purchaser and Perrigo, [c.i.] shall be responsible for [c.i.]. In the event of an FDA-initiated nationwide recall where the scope of the recall is directed at all products containing any of the active ingredients in the Finished Product and where the purpose of such recall is not attributable to the fault of either Purchaser or Perrigo, [c.i.] shall be responsible for all [c.i.]. [c.i.]

                          ARTICLE IX - INDEMNIFICATION

     9.1 Indemnity by Purchaser. The Purchaser shall defend, indemnify and hold Perrigo (and Perrigo's affiliates and all of their respective officers, directors, employees, and agents) harmless against and from [c.i.] (collectively, "Losses") resulting from [c.i.] made, asserted or filed by [c.i.] arising out of (1) the Purchaser's marketing, sale, distribution, handling or use of the Finished Product [c.i.], (2) any [c.i.] by Purchaser or any packaging or labeling component, design, artwork, graphics, copy or trade dress specified or provided by the Purchaser (collectively, "Packaging") including, without limitation, any allegation that any Packaging violates any applicable national, federal, state, provincial, local or international law, rule or regulation or infringes any intellectual property right of any third party, or (3) the Purchaser's breach of any representation, warranty, covenant or other obligation under this Agreement.

     9.2 Indemnity by Perrigo. Perrigo shall defend, indemnify and hold the Purchaser (and the Purchaser's affiliates and all of their respective officers, directors, employees, and agents) harmless against and from any and all Losses resulting from any [c.i.] made, asserted, or filed by [c.i.] arising out of (1) any claim of personal injury or property damage to a third party to the extent that such injury or damage is the result of the failure of any product that Perrigo sells to the Purchaser to comply with the Product Warranties (as defined in Perrigo's terms and conditions of sale), (2) any allegation that any Product that Perrigo sells to the Purchaser (excluding the Packaging) infringes any United States patent, trademark or copyright of any third party actually known by Perrigo and in existence at the time of shipment of the product, or (3) Perrigo's breach of any representation, warranty, covenant or other obligation under this Agreement, other than those Losses for which Perrigo is entitled to indemnification from the Purchaser under this Agreement.

     9.3 Cooperation. Purchaser and Perrigo agree to the extent reasonably practicable and consistent with normal insurance coverage to cooperate with each other in the defense of any claims made by third party(ies) to which this
Article 9 applies. If either of the parties wishes to exercise its right to be indemnified under Sections 9.1 and 9.2, such rights will be subject to the party seeking indemnity:

          (a) promptly notifying the indemnifier of the claim to be indemnified;

          (b) allowing the indemnifier, if the indemnifier so requests, to conduct and control (at the cost and expense of the indemnifier) the defense of such a claim and any related settlement negotiations; and

          (c) affording all reasonable assistance to the indemnifier (at the cost and expense of the indemnifier) and making no admission prejudicial to the defense of such a claim.

     9.4 [c.i.]

     9.5 This Article will survive any termination of this Agreement.

                        ARTICLE X - TERM AND TERMINATION

     10.1 Term. Unless earlier terminated as provided for herein, this Agreement shall take effect as of its full execution and shall run for an initial term [c.i.] from the Anniversary Date (the "Initial Term"). This Agreement may be renewed for [c.i.] Contract Years, provided that: (a) Purchaser has paid for [c.i.] Units during each Marketing Year; (b) [c.i.] are commenced by the parties at least [c.i.] prior to expiration of the Initial Term, and (c) the parties agree to terms of renewal [c.i.].

     10.2 Termination. Perrigo or Purchaser, as the case may be, shall have the right to immediately terminate this Agreement if (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within [c.i.]; (ii) if the other party materially breaches any of the non-monetary provisions of this Agreement and such breach is not cured within [c.i.] after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; or (iii) if the other party materially breaches any of the monetary provisions of this Agreement and such breach is not cured within [c.i.] after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; or (iv) if any required license, permit or certificate required of the other party is not approved and/or issued, or is revoked (including, but not limited to FDA and/or EMEA revocation of marketing rights), by any applicable governmental regulatory authority; provided that such other party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate.

     10.3 Duties Upon Termination. In the event Purchaser breaches or terminates this Agreement (other than as a result of a breach of this Agreement by Perrigo or if Perrigo terminates this Agreement under Section 10.2 hereof), Purchaser will also be required to pay

Perrigo for its direct cost of all materials purchased by Perrigo for Processing. Purchaser shall specify the location in the continental United States to which delivery, at [c.i.] expense, of the foregoing is to be made. Proprietary Information exchanged between Purchaser and Perrigo shall be promptly returned upon termination of the Agreement.

     10.4 Continuing Obligations. The rights and obligations of each of the parties under the provisions of Articles II, XII, XIII, IX and X of this Agreement shall continue notwithstanding the termination of this Agreement for any reason.

                           ARTICLE XI - MISCELLANEOUS

     11.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the [c.i.] without regard to its conflict of laws provisions.

     11.2 Export of Finished Product. Purchaser acknowledges that all Finished Product provided by Perrigo hereunder are subject to the U.S. export control laws and regulations. Purchaser will not export, reexport or otherwise dispose of Finished Product provided pursuant to this Agreement except in strict compliance with the letter and spirit of U.S. export laws and regulations, including but not limited to the laws and regulations administered by the Bureau of Export Administration ("BXA") of the U.S. Department of Commerce, the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury and the Office of Defense Trade Controls of the U.S. Department of State.

     11.3 Notices. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally recognized overnight courier service:

     If to Perrigo:   L. Perrigo Company 515 Eastern Avenue
                      Allegan, MI 49010
                      Attention: Legal Department
                      Facsimile No.: 269.673.1386

     If to Purchaser: Sirius Laboratories, Inc.
                      100 Fairway Drive, Suite 130
                      Attention: Chief Executive Officer
                      Facsimile No.: 847.968.2484

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

     11.4 Partial Invalidity. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

     11.5 Entire Agreement. This Agreement (together with the Confidentiality Agreement dated May 10, 2005) and all Exhibits constitute the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement may not be varied except in writing signed by a duly authorized representative of each party. Notwithstanding the foregoing to the contrary, the parties will enter into local technical or quality agreements allocating the respective responsibilities of the parties for cGMP compliance. To the extent the terms of such local agreements conflict with the terms of this Agreement, the terms of this Agreement shall prevail.

     11.6 Assignability. Neither party shall assign this Agreement other than to Affiliates; however, in the event of any assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

     11.7 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Perrigo and Purchaser respectively.

     11.8 Excused Non-Performance. Each of the parties shall be excused from the performance of its obligations in the event such performance is prevented by a cause beyond the reasonable control of such party, including without limitation, act of God; regulation or law of any government or any agency thereof, including any government, court-ordered or voluntary recall not attributable to the fault of Purchaser or Perrigo; war; insurrection or civil commotion; destruction of production facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; or failure of suppliers, public utilities or common carriers. Such excuse shall continue as long as the condition preventing the performance continues, plus thirty (30) days after the termination of such condition. Excused non-performance shall not include any act, omission or circumstance arising from the negligent or willful act of the party claiming excused non-performance, or lying within such party's reasonable commercial ability to prevent.

     11.9 Announcements. Neither party shall, without the other party's prior written consent, make any announcement, press release or other disclosure regarding this Agreement or that any business relationship exists between the parties.

     11.10 Trademarks. Except for use on Finished Product as provided in the Specifications, Perrigo shall not use Purchaser's trademarks, service marks, company name or logos on any other goods or products, or on any advertising or promotional materials, without first obtaining the prior written consent of Purchaser.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized representatives as of the day and year first set forth above.

L. PERRIGO COMPANY                      SIRIUS LABORATORIES NC.


By: /s/ Adam Levitt                     By: /s/ Frank R. Pollard
    ---------------------------------       ------------------------------------
Its: Exec. Vice President               Its: Vice Chairman


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

                                    EXHIBIT A

                           Prices of Finished Product

        The price for Finished Product for [c.i.] shall be US[c.i.]/Unit.


                                   Exhibit A-1